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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-16543) pertaining to the Atria Communities, Inc. 1996 Stock Ownership Incentive Plan, in the Registration Statement (Form S-8 No. 333-16545) pertaining to the Atria Communities, Inc. Nonemployee Directors 1996 Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-34093) pertaining to the Atria Communities, Inc. Vencor Employees' Stock Option Agreements, of our report dated February 11, 1998 with respect to the consolidated financial statements of Atria Communities, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                          /s/ Ernst & Young LLP

Louisville, Kentucky
March 25, 1998